Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	August 4, 2004
949-250-7781

CALC Reports Second Quarter Results

Financial and Operating Highlights – Second Quarter 2004 vs. 2003

•                  Pretax income of $300,000 is comparable to Q2 – 2003 reflecting 7 home deliveries in the 2004 period vs. 29 homes in the 2003 period

•                  Second quarter homebuilding revenues of $3.1 million, up 39.7% on a per-home basis vs. Q2 - 2003

•                  Homebuilding gross operating profit of $1.0 million, up 260% on a per-home basis vs. Q2 - 2003

•                  Gross margin from homebuilding improved to 32.3% vs. 17.4% in Q2-2003, reflecting current home deliveries on lots purchased in 2001

IRVINE, California – California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $200,000, or $.02 per share, for the three months ended June 30, 2004.  The second quarter results reflect gross operating profit of $1.1 million, primarily from deliveries of seven homes at the Company’s North Corona homebuilding project along with approximately $100,000 from a land sale. The gross operating profit was partially offset by selling, general and administrative expenses of $800,000.

The recent quarter’s operations were nearly as profitable as the second quarter of 2003, when the Company had net income of $300,000, or $.03 per share, generated by deliveries of 29 homes.

The nature of the Company’s business, including its limited inventory of buildable lots, is such that the number of active selling communities over a given time period may often cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.  The Company has active homebuilding projects in the Inland Empire area of Riverside and San Bernardino Counties; Lancaster in Los Angeles County; and Rancho Santa Fe in San Diego County. The Company is also continuing to pursue other land development and lot acquisition opportunities throughout southern California.

The Company’s homebuilding operations have been focused on rebuilding lot inventory during the first six months of 2004, completing acquisitions of 253 single family residential lots during that period, increasing the Company’s inventory of lots and homes under construction from 281 as of June 30, 2003 to 483 as of June 30, 2004. While home deliveries were not as numerous as in the prior year’s first half, the Company expects a more robust second half, as it had in the second half of 2003 when the Company delivered 112 homes. The Company currently expects approximately 140 deliveries for the full-year 2004 compared with 154 homes delivered in 2003, and homebuilding revenues and margins for the full-year 2004 are expected to exceed 2003 results.

The Company reported $3.1 million in homebuilding revenues from seven deliveries for the second quarter of 2004 and approximately $100,000 from a land sale during the current quarter, compared with $9.2 million in revenues from 29 home deliveries for the second quarter of 2003. The decrease in revenues reflects the lower number of home deliveries, partially offset by a 39.7% increase in average sales price due to sales price appreciation.  Gross operating profit for the current quarter of $1.1 million as compared with the $1.6 million gross operating profit of the comparable quarter of 2003 reflects the decrease in the number of home deliveries, partially offset by the increase in average gross operating profit per home. The current quarter gross margin from homebuilding of 32.3% reflects sales at the North Corona project, as compared with the prior period margin of 17.4% which reflected sales primarily at the North Corona and Riverside “Harvest” projects.  The improved gross margin percentage primarily reflects home price appreciation over the prior year and lower land basis on lots purchased in 2001.

The Company also reported net income of $500,000, or $.05 per share-basic for the first six months of 2004. Results for the first half of 2004 reflect $2.4 million of gross operating profit from delivery of 20 homes and income of $200,000 from the Company’s unconsolidated joint ventures. These income items were partially offset by $1.7 million of selling, general and administrative expenses and a $200,000 income tax provision.

The operations for the first half of 2004 were more profitable than the first half of 2003 when the Company reported net income of $100,000, or $.01 per share – basic, which reflected gross operating profit of $2.2 million from delivery of 42 homes and $700,000 of other expense primarily due to increasing an accrual for environmental remediation costs. The Company generated $100,000 more in gross operating profit from home sales during the first half of 2004 compared with the first half of 2003, despite delivering 22 fewer homes (20 vs. 42). Selling, general and administrative expenses for the first half of 2003 were also $1.7 million.

The Company’s current homebuilding projects, which are in the Inland Empire area of southern California in Riverside and San Bernardino counties, and in Los Angeles and San Diego counties are currently expected to generate approximately $39 million of cash during the next 24 months, assuming that present economic and housing market conditions continue. Southern California, including the Inland Empire, has experienced significant population and job growth in the past decade. While continued growth in the Inland Empire is expected, partially due to the limited supply of affordably priced housing in coastal areas such as Orange County, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth to cease.

The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, California, is the Company’s principal asset, representing 68% of total assets at June 30, 2004. Both the State’s Wildlife Conservation Board (“WCB”) and the California Coastal Commission are scheduled to hold hearings on Bolsa Chica on August 12, 2004.  The WCB will consider approval of the State’s proposed acquisition of 103 acres of the Bolsa Chica mesa known as the lower bench for $65 million. This transaction also requires shareholder approval, which approval will not be given unless the Coastal Commission approves the Company’s application for a Coastal Development Permit (“CDP”) for its plan to develop 379 single-family homes on the upper bench of the Company’s Bolsa Chica mesa property.

The Company is a residential land development and homebuilding company operating in southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc.  Signal Landmark owns 208 acres on the Bolsa Chica mesa, along with an additional 100 acres on the Huntington mesa at Bolsa Chica.  Hearthside Homes has delivered over 1,600 homes to families throughout southern California over the last nine years.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”,

“potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company’s principal asset, the Bolsa Chica Mesa), cash flows or sales, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets and expanding into new geographic markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks discussed in the Company’s past and future filings with the Securities and Exchange Commission. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Homes delivered	7	29	20	42

Home sales revenue *	$3.1	$9.2	$8.7	$13.1
Costs of sales	2.1	7.6	6.4	10.9

Gross operating profit from homebuilding *	$1.0	$1.6	$2.3	$2.2

Gross margin percentage	32.3%	17.4%	26.4%	16.8%

Per home data

Average sales price	$443,000	$317,000	$435,000	$312,000

Increase in average sales price **	39.7%		39.4%

Average gross margin	$143,000	$55,000	$115,000	$52,000

Increase in average gross margin **	260.0%		221.2%

Lot inventory

Backlog of homes sold but not delivered at end of period	89	93

Completed homes in inventory	—	—-

Entitled lots controlled at end of period:
Owned lots	280	147
Optioned lots	114	41

Total homes and lots	483	281

*            Excludes approximately $100,000 from sale of land.

**     Primarily reflects price appreciation.

CALIFORNIA COASTAL COMMUNITIES, INC

STATEMENT OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003

Revenues	$3.2	$9.2	$8.8	$13.1

Costs of sales	2.1	7.6	6.4	10.9

Gross operating profit	1.1	1.6	2.4	2.2

Selling, general and administrative expenses	.8	.9	1.7	1.7
Interest expense	—	—	.1	.1
Income from unconsolidated joint ventures	(.1)	(.2)	(.2)	(.3)
Other expense, net	.1	.6	.1	.7

Income before income taxes	.3	.3	.7	—

Provision (benefit) for income taxes (a)	.1	—	.2	(.1)

Net income	$.2	$.3	$.5	$.1

Earnings per common share-basic	$.02	$.03	$.05	$.01

Earnings per common share-diluted	$.02	$.03	$.05	$.01

Weighted average common shares outstanding-basic	10.1	10.1	10.1	10.1

Weighted average common shares outstanding-diluted	10.8	10.8	10.8	10.8

(a)                                  The provision for income taxes reflects reductions in reserves of $100,000 for the six months ended June 30, 2004 and the three and six months ended June 30, 2003 due to the resolution of certain outstanding tax matters.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	June 30, 2004	December 31, 2003

ASSETS

Cash and cash equivalents	$4.4	$14.7

Real estate held for current development or sale	66.3	27.5

Land held for future development	155.0	153.6

Other assets	2.0	2.3

Total Assets	$227.7	$198.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$5.1	$6.3

Project debt	41.4	10.4

Other liabilities	9.7	12.9

Total liabilities	56.2	29.6

Minority Interest	3.9	3.9

Stockholders’ equity (a)	167.6	164.6

	$227.7	$198.1

Fully diluted shares outstanding (b)	10.8	10.8

Book value per share (b)	$15.52	$15.24

(a)                                    Reflects net income and $2.5 million direct increase in equity for recognition of tax benefits from use of pre-Reorganization federal net operating losses.

(b)                                 Assumes exercise of outstanding stock options to purchase 774,996 shares.